Exhibit 99(a)


Investor:     Thomas Rice                            Media:    James E. Mahoney
                                                               (617) 346-5472

                                                               Alison Gibbs
                                                               (617) 346-5463


                              FLEET FINANCIAL GROUP
                     AGREES TO ACQUIRE SANWA BUSINESS CREDIT


     Boston, Massachusetts, November 23, 1998: Fleet Financial Group announced today an agreement with The Sanwa Bank, Limited to purchase its subsidiary, Sanwa Business Credit. Sanwa Business Credit is a leasing and asset-based lending company headquartered in Chicago, Illinois. Terms of the transaction were not disclosed. The acquisition is expected to be completed in the first quarter of 1999 and is subject to customary regulatory approval.

     Sanwa Business Credit offers a wide variety of asset-based lending, equipment leasing and vendor finance programs throughout the United States.

     Fleet is already a leader in these businesses through its subsidiary, Fleet Capital Corporation. Fleet is one of the top three secured lenders in the country and is ranked sixth among the nation's banks in leasing operations. Fleet Capital Corp.'s two divisions -- leasing and secured lending -- have combined assets of over $9 billion, and have both experienced double digit annual growth rates over the last several years. Fleet anticipates that merging the operations of Sanwa Business Credit with Fleet Capital Corporation will result in combined assets of approximately $16 billion.

     Fleet said the acquisition is expected to be immediately accretive to earnings per share.

     "This acquisition is consistent with Fleet's strategies of building on our existing strengths, acquiring high growth businesses, and broadening our geographic reach," said Robert J. Higgins, President and Chief Operating Officer of Fleet Financial Group. "Fleet has a very strong record in the leasing and asset-based lending businesses," Higgins continued. "Sanwa's operations will strengthen our geographic presence and will fill some important gaps in our product line, including lease financing for manufacturers of capital equipment and leasing programs for small businesses."

     Fleet Capital Corporation's leasing division currently provides a wide range of innovative leasing products to middle market and large corporate customers, including single investor leases, leveraged leases, lease syndications and cross-border leases. The asset-based lending division provides domestic middle-market companies and their foreign subsidiaries with a variety of products, including asset-based loans, cash management, and other commercial financial services.

     Fleet Financial Group, headquartered in Boston and listed on the New York Stock Exchange (NYSE:FLT), is a diversified financial services company with $100 billion in assets and $74 billion in assets under management. Fleet is the nation's sixth largest commercial lender and New England's leading small business lender. Fleet's products and services include consumer banking, government banking, mortgage banking, private banking, corporate finance, commercial real estate lending, credit cards, insurance services, cash management, capital markets, equipment leasing and asset-based lending. Fleet also provides a wide array of investment management services for both individuals and institutional clients and operates the nation's third largest discount brokerage firm through its Quick & Reilly, Inc. subsidiary. With nearly 1,200 branches and more than 2,400 ATMs, Fleet also provides 24-hour telephone banking as well as on-line banking services through the internet and through its PC Banking software for individuals and businesses.